Exhibit 21
SUBSIDIARIES OF SAUL CENTERS, INC.

1500 Rockville Pike LLC
11503 Rockville Pike LLC
750 North Glebe LLC
Ashburn Village Center LLC
Avenel Business Park LLC
Avenel VI, Inc.
Beacon Center LLC
Briggs Chaney Plaza, LLC
Burtonsville Center LLC
Clarendon Center LLC
Countryside Commercial Center Association, Inc.
Cranberry Square LLC
Cranberry Square Subsidiary LLC
Kentlands 311 LLC
Kentlands Lot 1, LLC
Kentlands Square LLC
Kentlands Square Subsidiary LLC
Lansdowne Village Greens Commercial Association
Leesburg Pike Center LLC
Metro Pike Center LLC
Northrock Center LLC
Ravenwood Shopping Center LLC
Rockville Pike Holdings LLC
Saul Holdings Limited Partnership
Saul Monocacy, LLC
Saul Subsidiary I Limited Partnership
Saul Subsidiary II Limited Partnership
Seabreeze Plaza LLC
Seven Corners Center LLC
Severna Park MarketPlace LLC
Severna Park MarketPlace Subsidiary LLC
Shops at Fairfax LLC
Smallwood Village Center LLC
Thruway Shopping Center LLC
Westview Village Center LLC
White Oak Subsidiary LLC